FOR IMMEDIATE RELEASE
---------------------

                                  NEWS RELEASE

                   ASSOCIATED MATERIALS REPORTS FOURTH QUARTER
                              AND YEAR-END RESULTS

CUYAHOGA FALLS, Ohio, February 21 -- Associated Materials Incorporated ("AMI") today announced fourth quarter 2002 net sales from continuing operations of $158.7 million, a 9.9% increase over $144.4 million for the same period in 2001. For the year ended December 31, 2002, net sales from continuing operations were $611.3 million or 16.5% higher than $524.5 million for the same period in 2001. As discussed below, results of continuing operations for all periods presented exclude the Company's AmerCable division, which was sold on June 24, 2002.

EBITDA (as defined below) for the fourth quarter of 2002 was $16.7 million compared to $18.1 million for the same period in 2001. EBITDA and Adjusted EBITDA (as defined below) were the same for the fourth quarter of 2002. Adjusted EBITDA for the fourth quarter of 2001, excluding EBITDA of $1.5 million from the AmerCable division, was $16.6 million. EBITDA increased $0.1 million or 1.0% in the fourth quarter of 2002 compared to Adjusted EBITDA for the same period in the prior year.

EBITDA for the year ended December 31, 2002 was $47.6 million compared to $59.0 million in the same period in 2001. EBITDA for the year ended December 31, 2002 includes $1.9 million of EBITDA relating to our AmerCable division, merger transaction costs of $9.3 million, pre-tax extraordinary expenses of $7.6 million and a cost of sales adjustment of $1.9 million relating to an inventory fair value adjustment recorded at the time of the merger of the Company on April 19, 2002. Adjusted EBITDA, excluding the amounts discussed above, was $64.6 million for the year ended December 31, 2002. EBITDA for the year ended December 31, 2001 includes EBITDA of $8.4 million relating to our AmerCable division and a charge of $2.4 million for the write-down of our investment in Amercord Inc. Adjusted EBITDA for the year ended December 31, 2001, excluding the amounts discussed above, was $53.1 million. Adjusted EBITDA increased $11.5 million or 21.7% for the year ended December 31, 2002 compared to the same period in the prior year. The increase in Adjusted EBITDA is primarily a result of the Company's increased sales volume.

Michael Caporale, President and Chief Executive Officer, commented, "Associated Materials' fourth quarter results completed another strong year for the company. Our sales from continuing operations have increased over 40% during the past two years while our Adjusted EBITDA has increased over 60% during the same period. By continuing to capitalize on our competitive advantages - our company-owned distribution network, product innovation, and operational excellence - we have been able to consistently deliver solid results."


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FOR IMMEDIATE RELEASE
---------------------


Results of Continuing Operations

Unit sales of vinyl windows increased 20% while unit sales of vinyl siding decreased 3% during the fourth quarter of 2002 compared to the same period in 2001. The decrease in unit sales of vinyl siding is primarily a result of the continuing macroeconomic uncertainties, which are impacting the entire vinyl siding industry. According to available industry data, the vinyl siding industry decreased 5% during the fourth quarter of 2002 compared to the same period in 2001. Gross profit in the fourth quarter of 2002 was $43.7 million, or 27.5% of net sales. This compares to $43.5 million, or 30.1% of net sales, in the fourth quarter of 2001. The decrease in gross profit margin percentage was a result of window sales comprising a larger proportion of total sales in the fourth quarter of 2002 compared to the same period in 2001, increased resin costs, and short-term manufacturing inefficiencies resulting from process and product changes implemented at the company's vinyl siding manufacturing facilities. Selling, general and administrative expense increased to $29.9 million, or 18.8% of net sales, for the fourth quarter of 2002 versus $29.4 million, or 20.3% of net sales, in the same period in 2001. Income from operations decreased to $13.8 million, or 8.7% of net sales, for the fourth quarter of 2002 compared to $14.1 million, or 9.8% of net sales, for the same period in 2001.

Unit sales of vinyl windows and vinyl siding increased 38% and 6%, respectively, for the year ended December 31, 2002 compared to the same period in 2001. Gross profit increased to $179.3 million, or 29.3% of net sales, for the year ended December 31, 2002 compared to $156.6 million, or 29.9% of net sales, for the same period in 2001. The decrease in gross profit margin was a result of window sales comprising a larger proportion of total sales in 2002 compared to 2001. SG&A expense increased to $127.2 million, or 20.8% of net sales, for the year ended December 31, 2002 versus $112.8 million, or 21.5% of net sales, in the same period in 2001. SG&A expense increased as a result of seven new supply centers added during 2002, personnel added to support sales growth at existing supply centers, additional marketing investments to drive higher sales volumes, and increased commission expense resulting from the higher sales. Income from operations increased to $52.2 million, or 8.5% of net sales, for the year ended December 31, 2002 compared to $43.9 million, or 8.4% of net sales, for the same period in 2001.

Predecessor and Successor Results of Operations

Accounting principles generally accepted in the United States require operating results prior to the merger completed on April 19, 2002 to be presented as the Predecessor's results in the historical financial statements. Operating results subsequent to the merger are presented as the Successor's results in the historical financial statements and include 257 days from April 19, 2002 to December 31, 2002. AmerCable's results are included in continuing operations of the Predecessor. Subsequent to the merger, AmerCable's results are treated as discontinued operations due to the Successor's decision to sell this division.

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FOR IMMEDIATE RELEASE
---------------------


The Successor had net sales and net income of $449.3 million and $12.2 million, respectively, for the period from April 19, 2002 to December 31, 2002. The Successor's results include the loss from discontinued operations of $0.5 million, net of tax, for the Company's AmerCable division and extraordinary items of $4.4 million, net of tax, for the extinguishment of substantially all of the Successor's assumed 9 1/4% senior subordinated notes and financing fees related to an interim credit facility utilized for the merger which was repaid shortly thereafter.

The Predecessor had net sales and a net loss of $180.2 million and $5.8 million for the period from January 1, 2002 to April 18, 2002. The Predecessor's results include $9.3 million of transaction costs associated with the Predecessor's strategic review process and merger.

Merger

On April 19, 2002, the cash tender offer for AMI's common stock for $50 per share was completed with the Company becoming a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc. (which is controlled by affiliates of Harvest Partners, Inc.).

Sale of AmerCable

On June 24, 2002, the Company completed the sale of its AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by Wingate Partners III, L.P. and members of AmerCable's management for cash proceeds of approximately $28.3 million and the assumption of certain liabilities. The proceeds from the sale were used to repay a portion of the Company's indebtedness.

         *                           *                            *

Associated Materials management will host its fourth quarter earnings conference call on Friday, February 21 at 11 a.m. Eastern Time. The toll free dial-in number for the call is (866) 686-6743. A replay of the call will be available through February 28, 2003 by dialing (888) 843-8996 and entering the conference call identification number of 6699776. The conference call and replay will also be available via webcast, which can be accessed via the Company's web site at http://www.associatedmaterials.com.

         *                           *                            *

Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through 90 company-owned Supply Centers across the United States. The Company produces a broad range of vinyl siding and vinyl window product lines as well as vinyl fencing, decking and railing and vinyl garage doors.

FOR IMMEDIATE RELEASE
---------------------


Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, medium-sized specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant additional capital available through its limited partners, which include numerous U.S., European and Asian industrial corporations and financial institutions. For more information on Harvest Partners please visit its web site at http://www.harvpart.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Associated Materials that are based on the beliefs of Associated Materials' management. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to Associated Materials or its management, identify forward-looking statements. Such statements reflect the current views of the Company's management with respect to its operations and results of operations regarding the availability of consumer credit, interest rates, employment trends, levels of consumer confidence, consumer preferences, national and regional trends in new housing starts, raw material costs, pricing pressures, costs of environmental compliance, level of competition within our market, availability of alternative building products, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

For Further Information

At the Company:                               At Abernathy MacGregor Group Inc.:
D. Keith LaVanway                             Carolyn Miles
Chief Financial Officer                       Media
(330) 922-2004                                (212) 371-5999

FOR IMMEDIATE RELEASE
---------------------



                        ASSOCIATED MATERIALS INCORPORATED
         Condensed Predecessor / Successor Statements of Operations (a)
                                 (in thousands)


                                                                                      Two
                                                                         One        Hundred
                                                                       Hundred    Fifty-Seven
                                                Three Months Ended    Eight Days     Days            Year Ended
                                               -------------------      Ended        Ended      ---------------------
                                               December   December    April 18,    December     December     December
                                               31, 2002    31, 2001      2002      31, 2002     31, 2002     31, 2001
                                               ---------- ----------- ----------- ------------ ------------ -----------
                                               Successor  Predecessor Predecessor  Successor    Combined    Predecessor
                                               ---------  ----------- -----------  ---------    --------    -----------
Net sales
     Alside..................................   $158,691    $144,441    $161,959     $449,324     $611,283    $524,528
     AmerCable...............................         --     15,358       18,271           --       18,271      71,291
                                                 -------     -------     -------      -------      -------     -------
         Total...............................    158,691     159,799     180,230      449,324      629,554     595,819

Gross profit
     Alside..................................     43,685      43,487      47,102      132,247      179,349     156,626
     AmerCable...............................         --       2,911       2,777           --        2,777      13,827
                                                 -------     -------     -------      -------      -------     -------
         Total...............................     43,685      46,398      49,879      132,247      182,126     170,453

Selling, general and administrative expense
     Alside & Corporate......................     29,873      29,370      41,080       86,097      127,177     112,771
     AmerCable...............................         --       1,726       2,192           --        2,192       7,174
                                                 -------     -------     -------      -------      -------     -------
         Total...............................     29,873      31,096      43,272       86,097      129,369     119,945
                                                 =======     =======     =======      =======      =======     =======

Income from operations
     Alside & Corporate......................     13,812      14,117       6,022       46,150       52,172      43,855
     AmerCable...............................         --       1,185         585           --          585       6,653
                                                 -------     -------     -------      -------      -------     -------
         Total...............................     13,812      15,302       6,607       46,150       52,757      50,508

Interest, net................................      5,867       1,641       2,068       16,850       18,918       6,795
                                                 -------     -------     -------      -------      -------     -------
Income from continuing operations before
   other non-operating expenses, income
   taxes and extraordinary items.............      7,945      13,661       4,539       29,300       33,839      43,713
Merger transaction costs (b).................         --          --       9,319           --        9,319          --
Loss on writedown of Amercord Inc............         --          --          --           --           --       2,393
                                                 -------     -------     -------      -------      -------     -------
Income (loss) from continuing operations
   before income taxes and extraordinary
   items ....................................      7,945      13,661      (4,780)      29,300       24,520      41,320
Income taxes.................................      3,298       5,259         977       12,161       13,138      15,908
                                                 -------     -------     -------      -------      -------     -------
Income (loss) from continuing operations
   before extraordinary items................      4,647       8,402      (5,757)      17,139       11,382      25,412
Loss from discontinued operations............         --          --          --         (521)        (521)         --
Extraordinary items, net of tax (c)..........         --          --          --       (4,434)      (4,434)         --
                                                 -------     -------     -------      -------      -------     -------
Net income (loss)............................    $ 4,647      $8,402    $ (5,757)    $ 12,184      $ 6,427     $25,412
                                                 =======     =======     =======      =======      =======     =======

Reconciliation of net income (loss) to EBITDA (d):
--------------------------------------------------
Net income (loss) ...........................    $ 4,647      $8,402    $ (5,757)    $ 12,184      $ 6,427     $25,412
Interest - Continuing operations.............      5,867       1,641       2,068       16,850       18,918       6,795
         - Discontinued operations (e).......         --          --          --        1,213        1,213          --
Taxes    - Continuing operations.............      3,298       5,259         977       12,161       13,138      15,908
         - Extraordinary items...............         --          --          --       (3,145)      (3,145)         --
         - Discontinued operations...........         --          --          --         (370)        (370)         --
Depreciation and amortization
         - Continuing operations.............      2,923       2,773       3,969        7,169       11,138      10,919
         - Discontinued operations...........         --          --          --          318          318          --
                                                 -------     -------     -------      -------      -------     -------
EBITDA ......................................    $16,735     $18,075     $ 1,257      $46,380      $47,637     $59,034
                                                 =======     =======     =======      =======      =======     =======

Reconciliation of EBITDA to Adjusted EBITDA (f):
------------------------------------------------
EBITDA.......................................    $16,735     $18,075     $ 1,257      $46,380     $ 47,637     $59,034
Extraordinary items, pre-tax (c).............         --          --          --        7,579        7,579          --
AmerCable's EBITDA (g).......................         --      (1,498)     (1,220)        (640)      (1,860)     (8,361)
Loss on writedown of Amercord Inc............         --          --          --           --           --       2,393
Merger transaction costs (b).................         --          --       9,319           --        9,319          --
Cost of sales adjustment (h).................         --          --          --        1,891        1,891          --
                                                 -------     -------     -------      -------      -------     -------
Adjusted EBITDA..............................    $16,735     $16,577     $ 9,356      $55,210      $64,566     $53,066
                                                 =======     =======     =======      =======      =======     =======

Selected Balance Sheet Data
---------------------------
Cash.........................................    $13,022    $ 28,869
Accounts receivable, net.....................     67,861      65,784
Inventory....................................     60,369      74,574
Accounts payable.............................     31,319      29,579
Accrued liabilities..........................     34,319      35,356
Long-term debt...............................    242,408      75,000

FOR IMMEDIATE RELEASE
---------------------

     (a) Operating results prior to the merger completed on April 19, 2002, are presented as the Predecessor's results of operations and include 108 days from January 1, 2002 to April 18, 2002. Operating results subsequent to the merger are presented as the Successor's results of operations and include 257 days from April 19, 2002 to December 31, 2002. AmerCable's results are included in continuing operations of the Predecessor prior to the merger. Subsequent to the merger, AmerCable's results are treated as discontinued operations due to the Successor's decision to sell this division.

     (b) Merger transaction costs include investment banking and legal fees incurred by the Predecessor in conjunction with the strategic review process and subsequent merger transaction with Harvest Partners.

     (c) Extraordinary items include $4.9 million ($2.8 million net of tax) for the extinguishment of substantially all of the Successor's assumed 9 1/4% senior subordinated notes and $2.7 million ($1.6 million net of tax) for the expense of financing fees related to an interim credit facility utilized for the merger which was repaid shortly thereafter.

     (d) EBITDA is calculated as net income (loss) plus interest, taxes, depreciation and amortization. The Company has included EBITDA because it believes that EBITDA is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, net income as an indicator of a company's operating performance or to cash flows as a measure of liquidity. EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States. Therefore, EBITDA as presented by the Company, may not be comparable to similarly titled measures reported by other companies.

     (e) Includes accelerated amortization of $0.8 million of debt issuance costs as a result of using the proceeds from the sale of AmerCable to permanently reduce the credit facility.

     (f) Adjusted EBITDA represents EBITDA plus certain non-recurring items less AmerCable's operating results. The Company believes that Adjusted EBITDA presents a more meaningful discussion than EBITDA since Adjusted EBITDA corresponds to EBITDA as it is defined in the Company's credit facility and indenture governing the 9 3/4% senior subordinated notes as it excludes non-recurring items. The credit facility and indenture governing the 9 3/4% Notes have certain financial covenants that use ratios utilizing the Company's Adjusted EBITDA. The definition of EBITDA under the Company's credit facility does not exclude the results of AmerCable. The Company has, however, excluded the results of AmerCable when calculating Adjusted EBITDA as AmerCable will not be included in the Company's ongoing operations. The non-recurring items and results of AmerCable are expected to have no ongoing cash requirements and no impact on the Company's ongoing operations. Adjusted EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States. Therefore, Adjusted EBITDA as presented by the Company, may not be comparable to similarly titled measures reported by other companies.

     (g) AmerCable's EBITDA is calculated as its net income plus interest, taxes, depreciation and amortization.

     (h) The cost of sales adjustment is the expense of an inventory fair value adjustment recorded at the time of the merger.